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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           HLI OPERATING COMPANY, INC.

                  The undersigned, Patrick C. Cauley, certifies that he is the duly appointed Secretary of HLI Operating Company, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

         (1)      The name of the Corporation is HLI Operating Company, Inc.

         (2) The name under which the Corporation was originally incorporated was HLI OpCo, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 26, 2003.

         (3) This Amended and Restated Certificate of Incorporation was duly adopted by the written consent of the Directors of the Corporation and by the written consent of the sole Stockholder of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         (4) The text of the Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety, as follows:

                  FIRST: The name of the Corporation is HLI Operating Company, Inc. (hereinafter, the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

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                  THIRD: The purpose of the Corporation is to engage in any
lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 700,000, (i) 600,000 shares of which shall be denominated as common stock, each having a par value of one penny ($.01); and (ii) 100,000 shares of which shall be denominated as Series A Cumulative Redeemable Exchangeable Preferred Stock (the "Series A Preferred Stock"), each having a par value of one dollar ($1.00) and otherwise having the rights and preferences set forth in Article FIFTH hereof.

                  FIFTH: The Series A Preferred Stock shall have the following rights and preferences:

                  Section 1. Rank. All shares of Series A Preferred Stock, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall rank senior to the Corporation's now or hereafter issued Common Stock or any other common stock of any class of the Corporation. The term "Common Stock" shall mean the common stock, par value $.01 per share, of the Corporation as the same exists at the date hereof or as such stock may be constituted from time to time.

                  Section 2.        Dividends.

                           (a)      The holders of the Series A Preferred Stock
shall be entitled to receive cumulative cash dividends when, as and if declared by the board of directors of the Corporation (the "Board of Directors") out of funds of the Corporation legally available therefor, at a rate per share of 8% of the Liquidation Preference (as defined below) per annum, and no more, which shall be fully cumulative, shall accrue (until declared and paid) without interest from the date of first issuance and shall be payable in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 2003, to the holders of record of shares of Series A Preferred Stock as of the immediately preceding March 15, June 15, September 15 and December 15, respectively. Dividends shall cease to accrue in respect of any share of Series A Preferred Stock on the date on which (i) such share is redeemed by the Corporation pursuant to Section 4 of this Article FIFTH on the date (the "Exchange Date") or (ii) such share is exchanged by

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the holder thereof pursuant to Section 5 of this Article FIFTH, unless the
Corporation shall have failed to (A) in the case of an exchange, deliver the appropriate number of shares of common stock, par value $.01 per share, of HLI Holding Company, Inc., a Delaware corporation or its successors in interest ("New HLI Common Stock"), in respect of such share of Series A Preferred Stock on such Exchange Date or (B) in the case of a redemption, pay the relevant Redemption Price (as defined below) on the date fixed for redemption. The amount of dividends payable on any period shorter than a full yearly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

                           (b)      Holders of the Series A Preferred Stock
shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends as herein described.

                  Section 3. Liquidation Preference. In the event of a liquidation, dissolution or winding up (each, a "Dissolution Event") of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to $100 per share (the "Liquidation Preference"), plus all dividends accrued and unpaid thereon (whether or not declared) to the date of final distribution to such holders, without interest, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock; provided, however, that such rights shall accrue to the holders of Series A Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series A Preferred Stock (the "Senior Liquidation Securities") are fully met. If the assets of the Corporation available for distribution after the liquidation preference of the Senior Liquidation Securities are fully met are not sufficient to pay an amount equal to (A) the Liquidation Preference plus all accrued and unpaid dividends on the Series A Preferred Stock plus (B) the liquidation preference and all accrued and unpaid dividends on any other series of the Corporation's capital stock having liquidation rights that are pari passu with the shares of Series A Preferred Stock (the "Pari Passu Liquidation Securities"), then the assets of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock and the Pari Passu Liquidation Securities in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation, merger or other business combination of the Corporation with or into

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another corporation or other entity nor a sale or transfer of all or part of the
Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 4 (unless in connection therewith the liquidation of the Corporation is specifically approved).

                  The holder of any shares of Series A Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 3 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Series A Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation free of any adverse interest.

                  Section 4.        Redemption.

                           (a)      Optional Redemption. At any time from and
after June 3, 2013, the Corporation, at its option, may at any time redeem, in whole or from time to time in part, the Series A Preferred Stock on any date set by the Board of Directors for a redemption price per share equal to the Liquidation Price plus all accrued and unpaid dividends thereon (whether or not declared) to the date of redemption (the "Redemption Price"). The Corporation shall, at its option, pay the Redemption Price (i) in cash, out of funds legally available therefor, or (ii) by delivering a number of duly authorized, validly issued, fully paid and nonassessable shares of New HLI Common Stock equal to the Redemption Price divided by the Current Market Price (as defined below) on the date of redemption. As used herein, the term "Current Market Price" shall mean the average closing price per share of New HLI Common Stock over the 20 consecutive trading days immediately preceding the date of the notice of redemption, as reported by the primary automated inter-dealer quotation system or securities exchange on which the New HLI Common Stock shall then be quoted or listed, as the case may be.

                  In case of the redemption of less than all of the then outstanding Series A Preferred Stock, the Corporation shall select the shares of Series A Preferred Stock to be redeemed pro rata or by lot.

                           (b)      Procedures for Redemption. Not more than 60
nor less than 30 days prior to the redemption date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series A Preferred Stock to be re deemed, at such holder's address as it shall appear upon the stock transfer books of

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the Corporation. Each such notice of redemption shall specify the date fixed for redemption, the redemption price per share, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s) evidencing the shares of Series A Preferred Stock to be redeemed.

                  Any notice that is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series A Preferred Stock receives such notice; and failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price per share. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued without cost to the holder thereof representing the unredeemed shares. If such notice of redemption shall have been so mailed and if, on or prior to the redemption date specified in such notice all funds or, if applicable, shares of New HLI Common Stock necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds and securities, in trust for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), then on and after the redemption date, notwithstanding that any certificate for shares of the Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation, all shares of the Series A Preferred Stock with respect to which such notice shall have been mailed and as to which such funds and/or shares shall have been set aside shall be deemed to be no longer outstanding and all rights with respect to such shares of the Series A Preferred Stock so called for redemption shall forthwith cease and terminate, except the right of the holders thereof to receive out of the funds and/or shares so set aside in trust the amount payable on redemption thereof without interest thereon. How ever, if such notice of redemption shall have been so mailed and if, prior to the redemption date specified in such notice, all said funds and/or shares necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares so to be redeemed (so as to be and continue to be available therefor), with a corporation organized and doing business under the laws of the United States or any State thereof or of the District of Columbia (or a corporation or other person permitted to act as a trustee by the Securities and Exchange Commission) authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000 and subject

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to supervision or examination by Federal, State or District of Columbia authority, then, upon the making of such irrevocable deposit and without awaiting the redemption date, all shares of the Series A Preferred Stock with respect to which such notice shall have been so mailed and as to which such funds and/or shares shall have been so irrevocably deposited shall be deemed to be no longer outstanding, and all rights with respect to such shares of the Series A Preferred Stock so called for redemption shall forth with cease and terminate except the right of the holders thereof on or after the redemption date to receive out of the funds and/or shares so irrevocably deposited in trust the amount payable upon redemption thereof without interest thereon.

                  The holder of any shares of Series A Preferred Stock redeemed upon any exercise of the Corporation's redemption right shall not be entitled to receive payment of the Redemption Price per share until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificate(s) representing such shares of Series A Preferred Stock redeemed and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation free of any adverse interest.

                           (c)      Fractional Shares. No fractional shares of
New HLI Common Stock or securities representing fractional shares of New HLI Common Stock shall be delivered upon redemption of the Series A Preferred Stock. Instead of any fractional shares of New HLI Common Stock which would otherwise be deliver able upon the redemption of a share of Series A Preferred Stock, the Corporation shall pay to the person or persons to whom any such share would otherwise be delivered a cash adjustment in respect of such fractional interest in an amount (computed to the nearest cent) equal to the value of such fractional share of New HLI Common Stock based upon the Current Market Price, provided that, for purposes of this clause (c), all Series A Preferred Stock beneficially owned by a person and all affiliates of such person shall be treated as beneficially owned by, and redeemed from, a single person.

                  Section 5.        Exchange.

                           (a)      The outstanding shares of Series A Preferred
Stock shall be exchangeable, in whole or in part, at the option of the holder at any time for a number of duly authorized, validly issued, fully paid and nonassessable shares of New HLI Common Stock equal to (i) the aggregate Liquidation Preference of the

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shares of Series A Preferred Stock so exchanged plus all accrued and unpaid dividends thereon (whether or not declared) to the Exchange Date divided by (ii) 125% of the Emergence Share Price (as defined below). As used herein, the term "Emergence Share Price" shall have the meaning ascribed to such term in the Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc., and its Affiliated Debtors and Debtors in Possession, as Further Modified, dated as of April 9, 2003. In the event of any stock split, stock dividend, recapitalization or similar transaction with respect to the new HLI Common Stock, an appropriate adjustment shall be made hereunder as determined in good faith by the Board of Directors of the Corporation.

                           (b)      Procedure for Exchange. In order to exercise
the exchange right provided in Section 5(a) of this Article FIFTH, a holder of shares of Series A Preferred Stock (an "Exchanging Holder") shall surrender the certificate or certificates representing the shares of Series A Preferred Stock to be exchanged, duly endorsed in blank, to the Secretary of the Corporation, accompanied by written notice addressed to the Corporation specifying the number (in whole shares) of such Exchanging Holder's shares of Series A Preferred Stock evidenced by such certificate or certificates to be exchanged and the name or names in which such Exchanging Holder wishes the certificate or certificates for New HLI Common Stock to be issued; in case such notice shall specify that New HLI Common Stock be issued in a name or names other than that of such Exchanging Holder, such notice shall be accompanied by (i) a duly executed instrument of transfer satisfactory to the Corporation and sufficient to transfer such shares of Series A Preferred Stock to the Corporation free of any adverse interest and
(ii) payment of all transfer or similar taxes (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid or are not payable) payable upon the issuance of New HLI Common Stock in such name or names. As promptly as practicable after the surrender of such shares of Series A Preferred Stock as aforesaid, but in any event not later than the fifth business day after such surrender, the Corporation shall deliver or cause to be delivered to any Exchanging Holder, or such other person upon the written order of such Exchanging Holder, a certificate or certificates for the number of whole shares of New HLI Common Stock issuable upon the exchange of such shares of Series A Preferred Stock in accordance with the provisions hereof and any cash payment in lieu of any fractional shares of New HLI Common Stock, as provided in
Section 5(c) of this Article FIFTH. The Corporation shall issue certificates for the balance of any remaining shares of Series A Preferred Stock in any case in which fewer than all of the shares of Series A Preferred Stock represented by a certificate are exchanged.

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                           (c)      Fractional Shares. No fractional shares of
New HLI Common Stock or securities representing fractional shares of New HLI Common Stock shall be issued upon exchange of the Series A Preferred Stock. Instead of any fractional shares of New HLI Common Stock which would otherwise be deliverable upon the exchange of a share of Series A Preferred Stock, the Corporation shall pay to the person or persons to whom any such share would otherwise be delivered a cash adjustment in respect of such fractional interest in an amount (computed to the nearest cent) equal to the value of such fractional share of New HLI Common Stock based upon the Current Market Price, provided that, for purposes of this clause (c), all Series A Preferred Stock beneficially owned by a person and all affiliates of such person shall be treated as beneficially owned, and exchanged, by a single person.

                           (d)      Dividends. Dividends on any shares of
Series A Preferred Stock to be exchanged shall cease to accrue on the applicable Exchange Date, whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on such Exchange Date unless the Corporation shall default in the delivery of shares of New HLI Common Stock in exchange therefor.

                  Section 6. Voting Rights. The holders of Series A Preferred Stock shall vote together as a single class with the holders of Common Stock of the Corporation on all matters submitted to a vote of the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to cast one- tenth (1/10th) of one vote on each matter submitted to a vote of the stockholders of the Corporation. In the event of any stock split, stock dividend, recapitalization or similar transaction with respect to the Corporation's Common Stock, an appropriate adjustment shall be made as determined in good faith by the Board of Directors of the Corporation to ensure that the Series A Preferred Stock has, in the aggregate, voting power equal to 1/60th of the aggregate vote of all of the voting stock of the Corporation.

                  Section 7. Preemptive Rights. The holders of Series A Preferred Stock shall not be entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                  SIXTH: The Corporation shall not issue any nonvoting equity securities to the extent prohibited by Section 1123 of Title 11 of the United States Code (the "Bankruptcy Code") as in effect on the effective date of the First Amended Plan of Reorganization of Hayes Lemmerz International, Inc. and its Affiliated Debtors and Debtors in Possession (the "Reorganization Plan"); provided, however,

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that this Article SIXTH (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

                  SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By- Laws of the Corporation.

                  (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By- Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                  (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stock holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occur ring prior to such repeal or modification.

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                  (5)      In addition to the powers and authority herein before
                           or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stock holders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

                  The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

                  Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the

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Corporation existing at the time of such repeal or modification with respect to any acts or omissions occur ring prior to such repeal or modification.

                  NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                            [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 30th day of May, 2003.

                                    HLI OPERATING COMPANY, INC.

                                    By: /s/ Patrick C. Cauley
                                        ---------------------------------------
                                        Patrick C. Cauley
                                        SecretarycoNc

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